UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

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                                   :
     In re                         :
                                   :    Case No. 98-153 (JJF)
        ONEITA INDUSTRIES, INC.,   :
                                   :    Chapter 11
                         Debtor.   :
                                   :
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                   INTERIM ORDER AUTHORIZING DEBTOR TO OBTAIN
                  EMERGENCY SECURED SUPERPRIORITY POST-PETITION
                   FINANCING, SCHEDULING A HEARING TO CONSIDER
               FINAL AUTHORIZATION TO OBTAIN SECURED POST-PETITION
                 FINANCING PURSUANT TO 11 U.S.C. SECTION 364(c)
                            AND BANKRUPTCY RULE 4001
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     Upon the motion dated January 23, 1998 (the "Motion") of Oneita Industries,
Inc., the above-captioned debtor and debtor-in-possession (the "Debtor"), seeking, among other things, (i) pursuant to Sections 364(c)(1), (2) and (3) of Title 11, United States Code (the "Bankruptcy Code"), and Bankruptcy Rule 4001 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") interim approval of, and interim authorization to obtain emergency secured post-petition financing on a superpriority basis under, an agreement (together with all related loan documents, collectively, the "Foothill Agreement") with Foothill Capital Corporation ("Foothill"), a copy of which is attached as Exhibit A to the Motion, and (ii) the scheduling of a hearing to consider final approval of the Foothill Agreement; and sufficient notice of the Motion and the emergency relief sought thereunder having been given, and no other notice being necessary; and it appearing that authorizing the Debtor to obtain emergency interim post-petition financing as provided for under the Foothill Agreement, including the granting of security interests and superpriority administrative expense status, is in the best interests of the Debtor, its creditors and its estate; and upon the interim hearing with respect to the emergency relief sought held on January 23, 1998; and for good cause shown;

                       The Court hereby finds as follows:

I. The Debtor is unable to obtain post-petition financing other than on a secured, superpriority basis;

     A. No other source of financing exists on terms more favorable to the Debtor and its estate than those offered by Foothill under the Foothill Agreement;

     B. The emergency relief sought is required to avoid immediate and irreparable harm to the Debtor's estate;

     C. The Foothill Agreement is the result of good faith negotiations and arms-length bargaining between the Debtor and Foothill; and

     D. Good and sufficient notice of the Motion and of the Debtor's request for interim approval of the Foothill Agreement, a copy of which is attached hereto as Exhibit A and incorporated herein by reference, and the interim hearing thereon has been provided, and any requirement for other and further notice is hereby dispensed with and waived.

     Accordingly, IT IS this 23 day of January, 1998, hereby ORDERED as follows:

     1. The emergency relief sought in the Motion is hereby GRANTED.

     2. The Debtor is authorized to obtain up to $5 million in the aggregate at any one time outstanding of revolving secured post-petition financing on an emergency basis pursuant to the terms of the Foothill Agreement and is authorized to use such financing in accordance with the terms of the Foothill Agreement (the "Emergency Financing").

     3. The Debtor is authorized to do all acts and execute all documents necessary to obtain the Emergency Financing, including paying all interest, fees and expenses payable with respect to the Emergency Financing under the Foothill Agreement.

     4. In exchange for extending the Emergency Financing, Foothill is hereby granted a first priority lien on the Debtor's Collateral (as described and defined in the Foothill Agreement which Collateral includes certain real property and equipment and related books and records and proceeds), subject only to the Permitted Priority Liens identified in the Foothill Agreement.

     5. The collateral, liens and security interests granted to Foothill hereunder shall not be (i) subject to any lien or security interest that is avoided and preserved for the benefit of the Debtor's estate under Section 551 of the Bankruptcy Code, (ii) surcharged under Section 506(c) of the Bankruptcy Code, or (iii) subordinated to or pari passu with any other lien or security interest under Section 364(d) of the Bankruptcy Code or otherwise; provided, however, that such liens and security interests granted to Foothill shall be subject and subordinate only to Permitted Priority Liens.

     6. (a) The liens and security interests granted in favor of Foothill described herein shall be deemed valid, binding, enforceable and perfected upon entry of this Order;

     (b) Foothill shall not be required to file any financing statements, mortgages, notices of liens or similar instruments in any jurisdiction or filing office, or to take possession of any item of Collateral securing the indebtedness hereby approved, or to take any other action in order to validate or perfect the liens and security interests granted by or pursuant to this Order or pursuant to the Foothill Agreement;

     (c) To the extent that any applicable non- bankruptcy law otherwise would restrict the granting, scope, enforceability, attachment, or perfection of the security interests and liens authorized or created hereby, or otherwise would impose filing or registration requirements with respect thereto, such law hereby is preempted to the maximum extent permitted by the United States Constitution, the Bankruptcy Code, otherwise applicable federal law, and the judicial power of the Bankruptcy Court;

     (d) Should Foothill, in its sole discretion, from time to time, choose to file such financing statements, mortgages, notices of liens or similar instruments, or take any other action to validate or perfect any such security interests or liens, the Debtor is authorized and directed to execute and deliver same, and all such documents shall be deemed to have been filed or recorded at the time and on the date of entry of this Order; and

     (e) A certified photocopy of this Order may, in the discretion of Foothill, be filed with or recorded in filing or recording offices in addition to or in lieu of such financing statements, mortgages, notices of lien or similar instruments, and all filing offices are hereby directed to accept such certified copy of this Order for filing and recording.

     7. In exchange for extending the Emergency Financing, Foothill is also granted an allowed, superpriority, administrative claim pursuant to Section 364(c)(1) of the Bankruptcy Code in the amount of any Emergency Financing actually extended by Foothill to the Debtor and any related obligations of the Debtor under the Foothill Agreement, including any interest, fees and expenses incurred in connection with the Emergency Financing which are due under the terms of the Foothill Agreement, which claim shall have priority over any and all administrative expenses of the kind specified in Sections 105, 326, 330, 331, 503(b), 507(a), or 507(b) of the Bankruptcy Code, subject only to (a)(i) administrative expenses up to an aggregate amount of $300,000 (subject to reduction as provided below) at any one time outstanding and unpaid, for fees and expenses owed to professionals ("Professionals") that were incurred by the Debtor or any statutory creditors' committee appointed in this case (the "Chapter 11 Case") and expenses of the members thereof, in each case to the extent that they are allowed pursuant to Sections 330 and/or 331 of the Bankruptcy Code, which such administrative claims, up to an aggregate amount of $300,000 (subject to reduction as provided below) at any one time outstanding and unpaid shall rank ahead of and shall be entitled in the event of a liquidation of the Debtor to payment prior to payment of the administrative claims of Foothill (collectively, the "Professional Fees Exception"), but which such $300,000 amount shall be reduced, on a dollar-for-dollar basis, by the aggregate amount of payments made, after the occurrence of any event described in clauses (A) through (E) of the following proviso, on account of claims for professional fees and expenses incurred in the Chapter 11 Case, and (ii) fees of the United States Trustee (the "U.S. Trustee") and the Clerk of the Court in the Chapter 11 Case of the Debtor payable pursuant to 28 U.S.C. Section 1930(a) (the "U.S. Trustee's Fees Exception"); provided, however, that the Professional Fees Exception shall not apply prospectively with respect to claims for fees and expenses owed to Professionals that first arise following (A) conversion of the Chapter 11 Case to a proceeding pursuant to Chapter 7 of the Bankruptcy Code,
(B) appointment of a trustee in the Chapter 11 Case, (C) dismissal of the Chapter 11 Case, (D) Foothill's commencement and diligent prosecution of foreclosure or disposition of at least a substantial portion of the Collateral after the occurrence of a Default or an Event of Default (as such terms are defined in the Foothill Agreement), or (E) the effective date of a confirmed plan of reorganization in the Chapter 11 Case; and (b) so long as no Event of Default (as such term is defined in the Foothill Agreement) has occurred and is continuing, any payments actually made in the ordinary course of business or administrative claims (other than any such claims that have been disallowed) owed by the Debtor not relating to fees or expenses of Professionals or the U.S. Trustee, including, without limitation, expenses and fees referred to in Sections 503(b), 365(d)(3), and 365(d)(10) of the Bankruptcy Code (the "Ordinary Administrative Claims Exception"). Except as aforesaid, absent Foothill's prior written consent, no other claim shall be granted a priority superior or pari passu to that of the claim of Foothill described in this paragraph 7 so long as any portion of the Emergency Financing remains outstanding or committed. The Professional Fees Exception and the Ordinary Administrative Claims Exception relate only to the administrative priority of Foothill's administrative claim, and do not affect, diminish or prime the priority of Foothill's security interest in and lien on the Collateral which shall not be subject to surcharge; except that the Debtor may make payments under the Professional Fees Exception, the U.S. Trustee's Fees Exception or, so long as no Event of Default (as such term is defined in the Foothill Agreement) has occurred or is continuing, the Ordinary Administrative Claims Exception, and such payments may be made from cash or cash equivalents of the Debtor notwithstanding the existence of any lien and security interest of Foothill therein, if any, and Foothill authorizes the making of such payments in such circumstances free of its administrative claim and/or lien and security interest, if any.

     8. Notwithstanding anything herein to the contrary, nothing herein or in the Foothill Agreement shall preclude the Debtor from using, regardless of whether a Default or an Event of Default (as such terms are defined in the Foothill Agreement) has occurred or is occurring, the cash proceeds of the collection of its accounts receivable or the sale of its inventory (the "Cash Collateral") subject to the prepetition liens of the Revolving Credit Lenders and The Prudential Insurance Company of America ("Prudential") on the terms and conditions set forth in the Stipulation governing the use of such Cash Collateral, as the same may be amended, (the "Cash Collateral Stipulation") being entered into with Prudential and the holders of claims under the Revolving Credit Agreement dated as of January 26, 1996 by and among the Debtor and Suntrust Bank, Atlanta, individually, and as Agent and Administrative Agent, First Union National Bank of South Carolina, individually and as Agent and NatWest Bank N.A. (the "Revolving Credit Lenders"), or affect or impair in any way the security interests (or the replacement lien and superpriority administrative claim granted under the Cash Collateral Stipulation pursuant to Sections 361, 503(b) and 507 of the Bankruptcy Code, subject to the superpriority administrative claim of Foothill and the Allowed Chapter 11

Professional Fees and Expenses (as defined in the Cash Collateral Stipulation)) of Prudential and the Revolving Credit Lenders in the Debtor's accounts receivable or inventory or the proceeds thereof.

     9. The provisions of this Order shall be binding upon and inure to the benefit of Foothill and the Debtor and their respective successors and assigns (including, without limitation, any Chapter 11 or Chapter 7 trustee or other fiduciary hereafter appointed for the estate of the Debtor or with respect to the Debtor's properties or assets and any purchaser of an assignment of or participation in all or a portion of Foothill's interest or commitment under the Foothill Agreement to the extent such assignment or participation was purchased in accordance with the terms of the Foothill Agreement).

     10. Except as otherwise provided for in the Foothill Agreement, no order dismissing the Chapter 11 Case of the Debtor under Sections 303, 305 or 1112 of the Bankruptcy Code or otherwise shall be entered unless prior to the entry thereof all obligations and indebtedness owing to Foothill under the Foothill Agreement shall have been paid in full and all outstanding Letters of Credit shall have been terminated or cash collateralized in accordance with the provisions of the Foothill Agreement. The provisions of this Order shall be immediately effective upon entry of this Order by the Court and any actions taken pursuant hereto shall survive entry of, and shall govern the rights of Foothill and the obligations of the Debtor created hereby or arising hereunder with respect to any conflict with, any Order which may be entered confirming any plan of reorganization or which may be entered converting the Chapter 11 Case of the Debtor from Chapter 11 to Chapter 7. The terms and provisions of this Order as well as the claims, liens and security interests, and all rights of Foothill and obligations of the Debtor created or arising pursuant hereto, shall continue in the Chapter 11 Case of the Debtor and in any superseding case under the Bankruptcy Code, and such claims, liens and security interests shall maintain their priority as provided by this Order until satisfied and discharged in accordance with the terms of the Foothill Agreement.

     11. Consistent with Section 364(e) of the Bankruptcy Code, if any or all of the provisions of this Order are hereafter modified, vacated or stayed:

     (a) such stay, modification or vacation shall not affect the validity of any obligation, indebtedness, liability, security interest or lien granted or incurred by the Debtor to Foothill prior to the effective date of such stay, modification or vacation, or the validity and enforceability of any security interest, lien, priority or right authorized or created hereby or pursuant to the Foothill Agreement; and

     (b) any indebtedness, obligation or liability incurred by the Debtor to Foothill or any trustee under the Foothill Agreement prior to the effective date of such stay, modification or vacation shall be governed in all respects by the original provisions of this Order, and Foothill and any trustee under the Foothill Agreement shall be entitled to all of the rights, remedies, privileges and benefits, including the security interests, liens and priorities granted herein and pursuant to the Foothill Agreement, with respect to any such indebtedness, obligation or liability. All advances under the Foothill Agreement (including the issuance of Letters of Credit, as that term is defined in the Foothill Agreement, by Foothill or other letter of credit issuers) are made in reliance upon this Order, and, therefore, the indebtedness evidenced by such advances (and reimbursement obligations relating to such Letters of Credit) prior to the effective date of any stay, modification or vacation of this Order cannot (i) be subordinated (except as otherwise expressly provided in this Order as to the payment of Professional Fees pursuant to the Professional Fees Exception, United States Trustee Fees and the fees of the Clerk of the Court under 28 U.S.C. Section 1930(a)) and payments pursuant to the Ordinary Administrative Claims Exception), (ii) lose its priority lien or superpriority administrative expense claim status, or (iii) be deprived of the benefit of the status of the liens, security interests and claims granted to Foothill under this Order or the Foothill Agreement, as a result of any subsequent order in the Chapter 11 Case, or any superseding case, of the Debtor.

     12. Except as otherwise provided in the Foothill Agreement, so long as Foothill's commitment or any obligation, liability or indebtedness under the Foothill Agreement and this Order shall remain outstanding, the Debtor shall not, directly or indirectly, create, incur, assume or permit to exist any security interest, encumbrance, lien or other security arrangement of any kind, on or with respect to the Collateral (other than Permitted Liens, as such term is defined in the Foothill Agreement) or take or fail to take any action which would grant or create a lien or security interest in favor of any person (other than Foothill) in the Collateral (other than Permitted Liens).

     13. In the event that Collateral is sold anytime during the Chapter 11 Case and the net proceeds thereof are not applied to pay down the obligations of the Debtor to Foothill under the Foothill Agreement, such proceeds shall be deposited by the Debtor into a segregated account which does not contain any Cash Collateral.

     14. Subject only to the provisions of the Foothill Agreement (including any applicable grace or cure periods or notice requirements expressly set forth therein), and except as otherwise provided below, the automatic stay provisions of Section 362 of the Bankruptcy Code are vacated and modified to the extent necessary to permit Foothill, upon the occurrence and during the continuance of any Event of Default set forth in the Foothill Agreement to exercise all rights and remedies provided for in the Foothill Agreement without filing further pleadings or application to or Order of this Court and the Debtor hereby is directed to cooperate with Foothill in the exercise of such rights. Without limiting the foregoing, the Debtor shall have no right, whether at the maturity of the Foothill Agreement or earlier, if the Foothill Agreement is terminated because of the occurrence of an Event of Default, as defined in the Foothill Agreement, to use or seek to use cash collateral, if any, (as that term is defined in Section 363(a) of the Bankruptcy Code) in which Foothill has an interest pursuant to the Foothill Agreement. The foregoing notwithstanding, Foothill shall not exercise any of the rights or remedies provided for in subsections (c), (f), or (i) of Section 9.1 of the Foothill Agreement, with respect to any Event of Default referred to in the last paragraph of such
Section 9.1, without first obtaining leave of this Court on five (5) Business Days hand delivered notice in writing to Debtor's counsel, counsel for any official committee, counsel for Prudential and lead counsel for the Revolving Credit Lenders, and this Court, which notice shall be deemed reasonable and adequate.

     15. The Clerk of this Court is hereby directed to forthwith enter this Order on the docket of this Court maintained with regard to the Chapter 11 Case.

     16. A hearing to consider final approval of the Foothill Agreement shall be held before this Court on February 26, 1998 at 12:30 p.m. (the "Final Hearing").


     17. The Debtor is hereby authorized to limit notice of the Final Hearing, and is hereby directed to give such notice, to the parties to whom the Debtor gave notice of the emergency relief sought and this hearing, and to the Debtor's twenty largest unsecured creditors, excluding any insider of the Debtor, by serving a copy of this Interim Order along with a copy of the Motion and the Foothill Agreement by hand, by facsimile or by overnight courier on or before January 27, 1998.

     18. Objections to final approval of the Foothill Agreement, if any, shall be in writing and shall be filed with this Court and served so as to be received by 4:00 p.m. on February 19, 1998 on

                    (a)  MOSES & SINGER LLP
                         Counsel to the Debtor and
                           Debtor-in-Possession
                         1301 Avenue of the Americas
                         New York, New York 10019
                         Attn: Alan E. Gamza, Esq.;

                    (b)  RICHARDS, LAYTON & FINGER
                         Local Counsel to the Debtor
                           and Debtor-in-Possession
                         One Rodney Square
                         P.O. Box 551
                         Wilmington, Delaware 19899
                         Attn: Thomas L. Ambro, Esq.;

                    (c)  BROBECK PHLEGER & HARRISON LLP
                         Counsel to Foothill Capital Corporation
                         550 South Hope Street, Suite 2100
                         Los Angeles, California 90071-2604
                         Attn: Jeffrey S. Turner, Esq.;

                    (d)  POTTER,  ANDERSON & CORROON
                         Local Counsel to Foothill
                         Capital Corporation
                         Hercules Plaza
                         1313 Market Street, 6th Floor
                         Wilmington, Delaware 19801
                         Attn: Laurie Selber Silverstein, Esq.;


                    (e)  MILBANK TWEED HADLEY & McCLOY
                         Counsel to the Revolving Credit Lenders
                           and The Prudential Insurance Company
                           of America
                         One Chase Manhattan Plaza
                         New York, New York 10005
                         Attn: David C.L. Frauman, Esq.;


                    (f) KLEHR, HARRISON, HARVEY, BRANZBURG & ELLERS Local Counsel to the Revolving Credit
                           Lenders and The Prudential Insurance
                           Company of America
                         919 Market Street, Suite 1000
                         Wilmington, Delaware 19801
                         Attn: Joanne B. Wills, Esq.;


                    (g) THE OFFICE OF THE UNITED STATES TRUSTEE 601 Walnut Street Suite 905 West
                         Philadelphia, Pennsylvania, 19106
                         Attn:                 , Esq.

     19. All objections to approval of the Foothill Agreement not timely filed and served, in accordance with this Order shall be waived.

Dated:  January 23, 1998
        Wilmington, Delaware
                                              /s/
                                              ----------------------------
                                              Judge